Exhibit 10.1

PARTICULARS OF EMPLOYMENT

(To be read in conjunction with other Company rules and your letter of appointment)

Your employment begins on 23 May 1995 and employment with your previous employer has not been counted as continuous service. Please note all appointments are subject to receipt of a satisfactory references and medical reports.

Name	Mark Hepsworth	Department	Comstock, Europe

Job Title	You are employed as General Manager	Company	Standard & Poor’s

Payment of Salary	Your commencing gross pay is £70,000-, p.a., paid monthly by credit transfer on the 11th of each month; each monthly payment covers the period from 26th of the previous month up to an including the 25th of the current month.

Authorised Overtime	This post does not qualify for paid overtime. For those posts which do qualify for paid overtime, once approved by the Manager and the Division Head, overtime rates are: (a) Monday to Friday and Saturday up to 1 pm., 1 1/2 times normal hourly rate after completion or full time working hours, (b) Saturdays after 1 pm., Sundays and Bank Holidays, double normal hourly rate.

Normal Working Hours	Your normal working hours unless stated otherwise by your Manager, or Division Head, arc: 0900 to 1700 hours, daily, Monday to Friday, a total of 35 hours per week with I hour 00’ for lunch per day as agreed with your Manager and Division Head.

Probationary Period	Not applicable

The holiday year is from 1st .January to 31st December. Staff will accrue 2.08 days for each completed month’s service, thereafter as below, subject to length of service:

Holiday Arrangements

•        Staff with under 10 years’ continuous service as at 1st January of each year receives 25 working days,

•        Staff with 10 years’ but under 25 years’ continuous service as at 1st January each year receive 27 working days,

•        Staff with 25 years’ continuous service or over as at 1st January of each year receive 30 working days.

The above holidays are in addition to Public Holidays and the anniversary day.

Please note

Holiday not taken by 31st December is forfeited. On termination of employment, holiday accrued, but not taken, will be paid. Similarly holiday taken, but not accrued, will be deducted from your final pay cheque.

You must inform your Manager and Division Head of your intention to take holiday entitlement, as it can be taken only with his/her agreement.

Normal Retirement Age	The normal retirement age, without prior formal notice, is age 65 for both men and women.

Company Pension Plan	The Company operates an optional contributory pension plan which has a contracted our certificate under the Social Security Pensions Act, 1975, as amended from time to time. You are eligible to join the plan provided you are aged over 18, but under normal retirement age; work 16 hours or more per week and have at least 6 months continuous service by 26th June next. There is also an earnings minimum and maximum, and you will be advised whether or not you are to be included in the plan by the Human Resources Department. Once included, your contribution will be a percentage (currently 5 per cent) of “pensionable salary”. A booklet explaining the conditions of the plan in more detail is enclosed.

Death And Accident Insurance Plans	From your first day of with McGraw-Hill, subject to eligibility and the conditions of the plans, you are included in the Company’s various insurance plans covering death, accidental death or accident in which you arc permanently disabled. To be eligible, you must be below normal retirement age but over age 18. Your inclusion in these plans is also subject to other conditions, details of’ which will be given to you by the Human Resources Department, as appropriate.

The Company has a discretionary sick pay scheme for all staff over 6 months continuous service. The benefit rates stated below will apply subject to the conditions of the scheme. The scheme’s conditions include the following:-

you must have -

Company Sick Pay

(a)    notified your Manager or Human Resources Department during the first day of absence;

(b)    sent medical or other certificates, as requested and defined by the company, to the Human Resources Department.

(c)    The company, on a discretionary basis, pays you full (basic) salary which will be inclusive of the Statutory Sick Pay, as follows:-

Length of Service	Maximum Benefit
6 months - 1 year	I week full pay, then 2 weeks’ half pay;
1 year - 2 years	2 weeks’ full pay, then 4 weeks’ half pay;
2 years - 5 years	3 weeks’ full pay, then 6 weeks’ half pay;
5 years or more	week per year of service, full pay, to a maximum of 13 weeks, then half a weeks’ pay per year of service to a maximum of 26 weeks.

N.B. The company reserves the right to withhold or impose conditions on the provisions of sick pay, where an individual is considered to be abusing the scheme; where injury has been incurred as a result of personal negligence; or where compensation is being claimed elsewhere.

Private Health Insurance Plan	The Company’s private medical insurance plan provides you with the opportunity to secure private medical treatment for you and for your family at a lower cost. It is voluntary and your contribution depends on the level of cover required. Details of the plan are enclosed.

Notice Rights	Notice rights during your probationary employment are 2 weeks’ written notice either side, thereafter 4 weeks’ written notice either side. For staff with four years or more continuous service, the Company gives you 1 weeks’ notice per completed year of service to a maximum of 12 weeks for 12 years or more continuous service. The Company reserves the right to terminate your employment, without prior notice, or payment in lieu of notice, in cases of Gross Misconduct (P.T.O.). In cases other than Gross Misconduct, payment in lieu of notice will be given by the company, where this is considered by the company to be in the interest of the business, departmental morale or general efficiency etc.